Quotient Appoints Yuneeb Khan as Chief Financial Officer

Exhibit 99.1

SALT LAKE CITY, Utah – April 13, 2022 – Quotient Technology Inc. (NYSE: QUOT) (“Quotient” or the “Company”), the leading digital media and promotions technology company, today announced that Yuneeb Khan has been appointed Chief Financial Officer, Principal Accounting Officer

and Treasurer. Mr. Khan is assisting with the transition at his current employer and is expected to join Quotient by July 2022.

Mr. Khan joins Quotient with over 25 years of relevant financial and industry experience. He previously held several executive-level positions at NielsenIQ, formerly Nielsen’s global consumer business and a world-leading marketing intelligence enterprise. During his 12-year tenure with Nielsen, he served in a variety of financial, planning, commercial & product strategy and business development roles, including President of the Global Consumer Insights business from 2020 to present, Chief Financial Officer of Nielsen Global Connect (now NielsenIQ) from 2019 to 2020 and Chief Financial Officer of Nielsen Global Operations and Technology from 2014 to 2019.

“We are pleased to welcome a talented finance and ad-tech executive of Yuneeb’s caliber to Quotient,” said Matt Krepsik, current Chief Technology Officer and future Quotient CEO. “Yuneeb will bring strong financial acumen, operational expertise and a global industry perspective that will be beneficial to Quotient as we continue to enhance our product portfolio, business operations and network expansion model. He has a record of results-driven leadership and strategic thinking and I look forward to working closely with him to deliver value for our customers, partners, employees and shareholders.”

“Quotient is a dynamic company with a strong product portfolio and valuable partner platforms, and I am excited to join the organization at this pivotal inflection point in the company’s transformation,” said Mr. Khan. “The Company has positioned itself to be successful in the evolving digital landscape through improving its customer and partner experiences, while also delivering solid operating results. I look forward to working with the leadership team as we execute on the tremendous opportunities that lie ahead to drive sustainable shareholder value creation.”

John Kellerman, the Company’s Vice President, Chief Accounting Officer, will serve as interim Chief Financial Officer until Mr. Khan joins the Company.

About Yuneeb Khan

Mr. Khan, 46, currently serves as President of the Global Consumer Insights business of NielsenIQ, a world-renowned marketing and consumer intelligence enterprise that provides critical research, data and strategic insights about consumer behavior in more than 80 countries. Mr. Khan is a seasoned executive with more than 25 years of experience in leading commercial and product strategies for global businesses, guiding meaningful financial turnarounds, and driving global mergers and acquisitions.

Mr. Khan joined Nielsen in January of 2010 and, during his 12-year tenure with the company, has served in several high impact roles and driven high profile strategic projects. Immediately prior to his current role, he served as President of the Global Customized Intelligence business of NielsenIQ from 2020 to 2021. Prior to that, he served as the Chief Financial Officer (CFO) of Nielsen Global Connect (now NielsenIQ) with revenues of over $3 billion, over 30,000 employees, and operations in 100+ countries, from 2019 to 2020. While in this role, the business returned to growth and he played a pivotal role in the strategic review process that resulted in the creation of NielsenIQ, an independent privately held company. He was instrumental in driving significant operational efficiencies as the CFO of Nielsen’s Global Technology and Operations (2014 to 2019) and significantly strengthened the global finance processes by establishing a process driven regional operating model. He is a respected leader with a well-established reputation for developing talent and high-performing global teams with a leadership style described as empathetic, principled, and genuine. In 2020, he was awarded the prestigious Arthur C. Nielsen award as recognition for the significant contributions he has made to the Nielsen business.

Prior to Nielsen, from December 1995 to January 2010, Mr. Khan held several financial partnership, regulatory and advisory roles around the globe with large blue-chip companies, including General Electric, United Technologies, Kinnevik, Bristol Myers Squibb, and PricewaterhouseCoopers. He is a chartered accountant from the Institute of Chartered Accountants of Pakistan (1999) and a graduate of the Advanced Management Program (2021) of Harvard Business School.

About Quotient

Quotient (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Our omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Salt Lake City, UT and has offices in California, Cincinnati, New York, Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Investor Relations:

Marla Sims

Vice President of Investor Relations

Phone: 650-396-8734

ir@quotient.com

Contacts

Investor Relations & Media:

Eric Brielmann / Adam Pollack / Charlotte Burch

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449